Exhibit 23

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220601 and 333-261441 on Forms S-8 of our reports dated May 25, 2022, relating to the consolidated financial statements and financial statement schedule of ePlus inc. and subsidiaries, and the effectiveness of ePlus inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2022.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 25, 2022